As filed with the Securities and Exchange Commission on January 30, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNIVERSAL HEALTH SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	23-2077891
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Universal Corporate Center

367 South Gulph Road

King of Prussia, Pennsylvania 19406

(Address, including zip code, of registrant’s principal executive offices)

UNIVERSAL HEALTH SERVICES, INC. AMENDED AND RESTATED SUPPLEMENTAL DEFERRED

COMPENSATION PLAN

UNIVERSAL HEALTH SERVICES, INC. DEFERRED COMPENSATION PLAN FOR UHS BOARD OF

DIRECTORS

(Full title of each plan)

ALAN B. MILLER

Chairman of the Board, President and Chief Executive Officer

UNIVERSAL HEALTH SERVICES, INC.

Universal Corporate Center

367 South Gulph Road

King of Prussia, Pennsylvania 19406

(Name, address, including zip code, and telephone number, including area code of Agent for Service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

WARREN J. NIMETZ, ESQ.

Fulbright & Jaworski L.L.P.

666 Fifth Avenue

New York, New York 10103

(212) 318-3000

Facsimile: (212) 318-3400

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)

Universal Health Services, Inc. Amended and Restated Supplemental Deferred Compensation Plan Deferred Compensation Obligations (3)	$14,000,000	100%	$14,000,000	$1,773.80

Universal Health Services, Inc. Deferred Compensation Plan for UHS Board of Directors Deferred Compensation Obligations (4)	$420,000	100%	$420,000	$53.21

Total	$14,420,000	100%	$14,420,000	$1,827.01

(1)	Estimated solely for purposes of determining the registration fee.
(2)	Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended, as follows: Proposed maximum aggregate offering price multiplied by .0001267.
(3)	Deferred compensation obligations under the Universal Health Services, Inc. Amended and Restated Supplemental Deferred Compensation Plan (the “Employee Plan”) are unsecured obligations of Universal Health Services, Inc. to pay deferred compensation in the future in accordance with the terms of the Employee Plan.
(4)	Deferred compensation obligations under the Universal Health Services, Inc. Deferred Compensation Plan for UHS Board of Directors (the “Director Plan”) are unsecured obligations of Universal Health Services, Inc. to pay deferred compensation in the future in accordance with the terms of the Director Plan.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), the documents containing the information called for in Part I of Form S-8 will be sent or given to individuals who are eligible to participate in the Universal Health Services, Inc. Amended and Restated Supplemental Deferred Compensation Plan (the “Employee Plan”) or the Universal Health Services, Inc. Deferred Compensation Plan for UHS Board of Directors (the “Director Plan”), and are not being filed with or included in this Form S-8.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed by Universal Health Services, Inc. (the “Company” or the “Registrant”) with the Commission are incorporated by reference in this Registration Statement:

(i)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

(ii)	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003.

(iii)	The Company’s Current Reports on Form 8-K filed with the Commission on February 14, 2003, February 18, 2003, February 21, 2003, April 17, 2003, July 22, 2003, October 21, 2003 and November 12, 2003.

In addition to the foregoing, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The Company dismissed Arthur Andersen LLP (“Andersen”) as its independent auditors effective June 18, 2002. For more information with respect to this matter, see the Company’s current report on Form 8-K filed on June 18, 2002. After reasonable effort, the Company has been unable to obtain the consent of Andersen for the incorporation by reference of the report dated February 13, 2002, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001. Under these circumstances, Rule 437a under the Securities Act of 1933 permits the Company to file this Registration Statement without a written consent from Andersen. The absence of such consent may limit recovery by investors on certain claims. In particular, and without limitation, investors will not be able to recover against Andersen under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen incorporated by reference herein or any omissions to state a material fact required to be stated therein.

Item 4.	Description of Securities

A.	Obligations under the Employee Plan.

$14,000,000 of deferred compensation obligations are being registered under this Registration Statement to be offered to certain eligible employees of the Company and its affiliates that select to defer a portion of their compensation pursuant to the Employee Plan. The obligations are general unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Employee Plan and rank pari passu with other unsecured indebtedness of the Company from time to time outstanding.

The amount of compensation deferred by each participant is determined based on annual elections made by the participant. Pursuant to the terms of the Employee Plan, the minimum annual amount that can be deferred is $2,000. No more than 25% of a participant’s base salary or 50% of a participant’s annual bonus may be deferred under the Employee Plan in any calendar year. Participants may allocate a portion of their deferred compensation among a retirement account, an education account and a fixed period account. Each account is a bookkeeping entry only and is utilized solely as a device for the measurement and determination of the benefits to be paid to a participant under the Employee Plan.

The Company’s aggregate obligation under the Employee Plan at any given time is equal to the sum of each participant’s aggregate account balance under the Employee Plan at such time. Each participant has the sole authority to designate the manner in which the participant’s account balances are invested among certain hypothetical investment options available under the Employee Plan. The participant’s account balances are credited (or debited) in accordance with the actual financial performance or earnings (or losses) generated by such investments. A participant may designate a separate hypothetical investment option for each account. The hypothetical investment options include: (i) income funds offering a fixed rate of return, (ii) common stock funds, (iii) money market funds and (iv) common shares of beneficial interest in Universal Health Realty Income Trust; except that officers and directors of the Company and other individuals determined by the Company to be subject to the reporting or short swing profit liability provisions of Section 16 of the Securities Exchange Act of 1934 are not eligible to designate common shares of beneficial interest in Universal Health Realty Income Trust as a hypothetical investment option.

Obligations under the Employee Plan in connection with a participant’s retirement account are payable, beginning at the time of termination of such participant’s employment, in equal installments over a ten year period; except that a participant may make a distribution election to receive the balance of the participant’s retirement account in either a single one lump sum or equal annual or less frequent installments over a period not to exceed ten years. A participant may make a separate distribution election for termination of employment as the result of retirement, death or disability. A participant may change his distribution elections by making new distribution elections at least one calendar year prior to such participant’s retirement.

Obligations under the Employee Plan in connection with a participant’s education account are payable in four installments upon an eligible student designated by the participant attaining the ages of eighteen, nineteen, twenty and twenty one. Obligations under the Employee Plan in connection with a participant’s fixed period account are payable upon one or more benefit distribution dates selected by the participant. If the participant’s employment is terminated prior to the distribution of obligations under either the participant’s education account or fixed period account, then the amounts credited to such accounts will be transferred to the participant’s retirement account and distributed in accordance with the participant’s distribution election for that account.

The Company has the right to withhold taxes as required by law, with respect to any deferral or distribution of account balances under the Employee Plan. A participant may not transfer or assign obligations issued to the participant under the Employee Plan.

If the participant experiences a financial hardship that is the result of an “unforeseeable emergency,” as defined under the Employee Plan, the participant may apply to the administrator of the Employee Plan for an emergency withdrawal against his accounts. Such an emergency withdrawal may be allowed at the discretion of the administrator, in which case the participant’s fixed period account, retirement account and education account will be reduced accordingly. A participant who makes an emergency withdrawal is not eligible to defer additional compensation under the Employee Plan until the beginning of the next year following such withdrawal.

The Employee Plan is administered by an administrator appointed by the Company, whose powers include, but are not limited to, adopting rules and regulations consistent with the Employee Plan, interpreting, construing and enforcing the Employee Plan and directing the Company to pay benefits under the Employee Plan. The Employee Plan may be amended by the Company at any time, except that no amendment may permit amounts accumulated under the Employee Plan prior to such amendment to be paid to a participant prior to the time such participant would otherwise be entitled to such amounts.

B.	Obligations under the Director Plan.

$420,000 of deferred compensation obligations are being registered under this Registration Statement to be offered to members of the Board of Directors of the Company (the “Board”) pursuant to the Director Plan. The Obligations are general unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Director Plan and rank pari passu with other unsecured indebtedness of the Company from time to time outstanding.

The amount of compensation deferred by each director and the period of such deferral is determined based on annual elections made by each such director. The minimum deferral period is two years and the deferral period cannot extend beyond the date that the participating director attains age seventy. Deferral elections made with respect to a director’s compensation for a calendar year cannot be modified or revoked.

Each director may designate the manner in which his deferred compensation for any calendar year is invested among certain hypothetical investment options available under the Director Plan. The director’s account balance is credited (or debited) in accordance with the actual financial performance or earnings (or losses) generated by such investments. The hypothetical investment options include: (i) a fixed rate of return determined by the Company’s Chief Financial Officer and/or the Vice President/Controller and (ii) shares of Class B common stock, par value $.01 per share, of the Company. The Company’s aggregate obligation under the Director Plan at any given time is equal to the sum of each director’s account balance under the Director Plan at such time. Each account is a bookkeeping entry only and is utilized solely as a device for the measurement and determination of the benefits to be paid to a director under the Director Plan.

Obligations under the Director Plan are payable beginning on the earlier of thirty days from (i) the termination of the director’s membership on the Board or (ii) the end of the deferral period designated by a director. The obligations are payable, at the election of each director, either in a single sum or in up to ten annual installments. A director may make separate distribution elections for deferred compensation earned in different calendar years. If the Company determines that the termination of a director’s membership on the Board was involuntary, the Company may elect to accelerate installment payments under the Director Plan to such former director. In the event of a “change of control” of the Company (as defined in the Director Plan), each director’s account value will be payable in a single lump sum within fifteen days of the change of control.

The Company has the right to withhold taxes, as required by law with respect to any deferral or distribution of account balances under the Director Plan. A director may not transfer or assign obligations issued to the director under the Director Plan, except in the event of such director’s death.

A director may receive all or some portion such director’s account balance prior to the designated deferral date if such director establishes to the satisfaction of the Company that the director has developed an immediate and heavy financial need. A director who receives any such early distribution is not eligible to defer additional compensation under the Director Plan until the end of the next calendar year following such withdrawal.

The Director Plan is administered by the Company, whose powers include, but are not limited to, adopting rules and regulations consistent with the Director Plan and interpreting and construing the Director Plan. The Director Plan may be amended by resolution adopted by the Board, except that any amendment which adversely affects the rights of any director with respect to such director’s account value requires such director’s written consent.

Item 5.	Interests of Named Experts and Counsel

The Company retains Fulbright & Jaworski L.L.P. as its principal outside counsel, and Fulbright & Jaworski L.L.P. assisted in the preparation of this Registration Statement. Anthony Pantaleoni, a director of the Company who owns less than one percent of the Company’s outstanding capital stock, is Of Counsel at Fulbright & Jaworski L.L.P.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Company. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

Article VII, Section 7 of the Company’s by-laws provides for the indemnification by the Company of its directors, officers and employees to the fullest extent permitted by Delaware General Corporation Law.

The Company maintains standard policies of insurance under which coverage is provided to (i) its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (ii) the Company with respect to payments which may be made by the Company to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

4.1	Universal Health Services, Inc. Amended and Restated Supplemental Deferred Compensation Plan, previously filed as Exhibit 10.29 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002, is incorporated herein by reference.

4.2	Universal Health Services, Inc. Deferred Compensation Plan for UHS Board of Directors, previously filed as Exhibit 10.22 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002, is incorporated herein by reference.

5.1	Opinion of Fulbright & Jaworski L.L.P.

23.1	Consent of KPMG LLP.

23.2	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).

24.1	Power of Attorney (included in the signature page).

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person of the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of King of Prussia, State of Pennsylvania on the 21st day of January, 2004.

UNIVERSAL HEALTH SERVICES, INC.

By:	/s/ Alan B. Miller
Alan B. Miller
President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alan B. Miller and Steve Filton, or either of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

/s/ ALAN B. MILLER Alan B. Miller	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)	January 21, 2004

/s/ ANTHONY PANTALEONI Anthony Pantaleoni	Director	January 21, 2004

Signatures	Title	Date

/s/ ROBERT H. HOTZ Robert H. Hotz	Director	January 21, 2004

/s/ JOHN H. HERRELL John H. Herrell	Director	January 21, 2004

/s/ JOHN F. WILLIAMS, JR., M.D. John F. Williams, Jr., M.D.	Director	January 21, 2004

/s/ LEATRICE DUCAT Leatrice Ducat	Director	January 21, 2004

/s/ STEVE FILTON Steve Filton	Vice President, Chief Financial Officer, Chief Accounting Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)	January 21, 2004

INDEX TO EXHIBITS

Exhibit No.	Description	Page No.

4.1	Universal Health Services, Inc. Amended and Restated Supplemental Deferred Compensation Plan, previously filed as Exhibit 10.29 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002, is incorporated herein by reference.

4.2	Universal Health Services, Inc. Deferred Compensation Plan for UHS Board of Directors, previously filed as Exhibit 10.22 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002, is incorporated herein by reference.

5.1	Opinion of Fulbright & Jaworski L.L.P.

23.1	Consent of KPMG LLP.

23.2	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature page).